Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
November 10, 2026	Investors: John Bower, 612-623-6770
John_M_Bower@graco.com
Media: Kirstie L. Foster, 612-623-6249
Kirstie_L_Foster@graco.com

Graco Announces $600 Million Accelerated Share Repurchase Agreement

MINNEAPOLIS (November 10, 2026) – Graco Inc. (NYSE: GGG) today announced that it has entered into an accelerated share repurchase (“ASR”) agreement with Bank of America, N.A. to repurchase $600 million of the Company’s shares of common stock. The ASR represents approximately 5% of Graco’s outstanding shares and will be funded with cash on hand and borrowings under the Company’s existing revolving credit facility.

Under the ASR agreement, Graco will make an upfront payment of $600 million and expects to initially receive and retire approximately 6.9 million shares, representing approximately 80% of $600 million divided by the closing price of the Company’s common stock on November 10, 2026. The final number of shares repurchased will be determined at settlement based on the Company’s volume-weighted average share price during the term of the transaction, less a discount, and subject to certain adjustments. The transaction is expected to be completed in March 2027.

The ASR will be completed pursuant to the Company’s current share repurchase authorization, under which approximately 17 million shares remained available as of November 10, 2026.

“We believe Graco’s shares represent an attractive investment at current levels, and the $600 million accelerated share repurchase reflects our confidence in the company’s long-term value,” said Mark Sheahan, President and Chief Executive Officer. “Graco’s strong and consistent cash generation enables us to return meaningful capital to shareholders while preserving our ability to invest in organic growth and pursue strategic acquisitions. We view the ASR as a compelling use of capital that will enhance long-term shareholder value. Following the repurchase, we still retain significant financial flexibility to support our strategic priorities.”

About GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995, as amended and is including this Cautionary Statement in order to do so. The Company’s statements about the expected results and benefits of the ASR, including the Company’s belief about future investments, financial flexibility and impact on shareholder value, are forward-looking statements that involve a number of risks and uncertainties. Such statements are based on management’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include, among others, the ability of the bank to the ASR to buy or borrow shares of Company common stock and at what rate it borrows the Company’s stock; the market price of the Company’s common stock during the term of the ASR; the impact of global and regional economic and market conditions, including illiquidity; the Company’s ability to generate cash and factors impacting its cash requirements; and other risks of instability in the banking and financial services industry. The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein.

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